Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-132370 and 333-132370-01

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee

Medium-Term Senior Notes, Series D	$41,650,000.00	$1,278.66	(1)

(1)	The filing fee of $1,278.66 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $474,578.35 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8, 2004 is being carried forward, of which $1,278.66 is offset against the registration fee due for this offering and of which $473,299.69 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Equity First

Opportunity First

PRICING SUPPLEMENT

No. 2007-MTNDD134

(Related to the Product Supplement Dated April 23, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

4,165,000 Stock Market Upturn NotesSM

Based upon the

U.S.-Europe-Japan Basket

Due February 4, 2009

$10.00 per Note

Investing in the Notes involves a number of risks. See “ Key Risk Factors” beginning on page PS-5.

The Notes represent obligations of Citigroup Funding Inc. only. Dow Jones & Company, Inc., STOXX Limited and Nihon Keizai Shimbun, Inc. are not involved in any way in this offering and have no obligations relating to the Notes or to holders of the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	$10.00	$41,650,000
Agent’s Discount	$0.225	$937,125
Proceeds to Citigroup Funding Inc.	$9.775	$40,712,875

The agent expects to deliver the Notes to purchasers on or about July 30, 2007.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

July 25, 2007

PS-2	Stock Market Upturn Notessm

Stock Market

Upturn Notessm

Based Upon the U.S.-Europe-Japan Basket

Due February 4, 2009

This pricing supplement represents a summary of the final terms and conditions of the Stock Market Upturn Notessm. It is important for you to consider the information contained in this pricing supplement, the Stock Market Upturn Notessm product supplement, as well as the related prospectus supplement and prospectus. The description of the Stock Market Upturn Notessm below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the Stock Market Upturn Notessm set forth in the Stock Market Upturn Notessm product supplement. Capitalized terms used in this pricing supplement and not defined under “Final Terms” below have the meanings given them in the Stock Market Upturn Notessm product supplement which can be accessed for free by visiting http://www.sec.gov/Archives/edgar/data/831001/000119312507087705/d424b2.htm on the website of the Securities and Exchange Commission.

For purposes of this pricing supplement, the terms “underlying equity” and “underlying equity index” in the Stock Market Upturn Notessm product supplement mean the U.S.-Europe-Japan Basket and the term “index publisher” means each of Dow Jones & Company, Inc. (“Dow Jones”), STOXX Limited (“STOXX”) and Nihon Keizai Shimbun, Inc. (“NKS”). In addition, all disclosure in the Stock Market Upturn Notessm product supplement specifically applicable if the underlying equity is an index will apply to the Stock Market Upturn Notessm with references to “the index” being substituted with references to the U.S.-Europe-Japan Basket; provided that the terms “Underlying Equity Business Day” and “Market Disruption Event” in the section “Description of the Notes – Determination of the Amount To Be Received at Maturity” and the section “—Alteration of the Method of Calculation of an Underlying Equity Index” in the Stock Market Upturn Notessm product supplement apply separately to each of the three equity indices comprising the U.S.-Europe-Japan Basket and not to the basket as a whole. You should also refer to the section “Additional Considerations” below for more information.

O verview of the Stock Market Upturn Notessm

General

The Stock Market Upturn Notessm Based Upon the U.S.-Europe-Japan Basket Due February 4, 2009 (“the Notes”) are equity-linked securities issued by Citigroup Funding Inc. that have a maturity approximately 1.5 years. The U.S.-Europe-Japan Basket is a basket based on the weighted returns of three equity indices from the Pricing Date through the Valuation Date: Dow Jones Industrial Averagesm , the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock Averagesm. The Dow Jones Industrial Averagesm initially will compose 70% of the value of the U.S.-Europe-Japan Basket and the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock Averagesm initially will each compose 15% of the value of the U.S.-Europe-Japan Basket. The percentage of the value of the U.S.-Europe-Japan Basket represented by each index will vary over the term of the Notes. Some key characteristics of the Notes include:

O

Leveraged upside participation. The Notes offer investors a participation rate of three times the upside growth potential of the U.S.-Europe-Japan Basket up to a maximum return on the Notes of 19.00% (approximately 12.67% per annum on a simple interest basis). Thus,

Stock Market Upturn Notessm	PS-3

O

If the performance of the U.S.-Europe-Japan Basket is positive — if the closing value of the U.S.-Europe-Japan Basket on the Valuation Date is greater than 100, the closing value of the U.S.-Europe-Japan Basket on the Pricing Date (regardless of the value of the U.S.-Europe-Japan Basket at any other time during the term of the Notes) — then you will participate in three times such positive return subject to the maximum return on the Notes.

O

If the performance of the U.S.-Europe-Japan Basket is negative — if the closing value of the U.S.-Europe-Japan Basket on the Valuation Date is less than 100, the closing value of the U.S.-Europe-Japan Basket on the Pricing Date (regardless of the value of the U.S.-Europe-Japan Basket at any other time during the term of the Notes) — you will participate fully in such decline but not on a leveraged basis.

O

If the closing value of the U.S.-Europe-Japan Basket on the Valuation Date is equal to 100, the closing value of the U.S.-Europe-Japan Basket on the Pricing Date (regardless of the value of the U.S.-Europe-Japan Basket at any other time during the term of the Notes), you will receive, at maturity, only your initial investment in the Notes.

O

No principal protection. The Notes are not principal protected. If the performance of the U.S.-Europe-Japan Basket is negative, you will participate fully in such decline and the value of the Notes at maturity will be less than the amount of your initial investment and could be zero.

O

No periodic income payments. The Notes do not offer current income, which means that you will not receive any periodic interest or other payments on the Notes prior to maturity. You will also not receive any dividend payments or other distributions, if any, on the stocks included in the equity indices comprising the U.S.-Europe-Japan Basket. Instead, the return on the Notes, which is based on the performance of the U.S.-Europe-Japan Basket and could be positive, negative or zero, is paid at maturity.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the Notes is not guaranteed.

Types of Investors

The Notes may be an appropriate investment for the following types of investors:

O

Investors possessing a moderate growth view on the equity indices comprising the U.S.-Europe-Japan Basket who are looking for leveraged upside exposure to such underlying indices, subject to a maximum return, and who can withstand the risk of losing the principal amount of their investment.

O	Investors who seek to add an equity index linked investment to further diversify their portfolio.

O	Current or prospective holders of exchange-traded funds benchmarked to any of the equity indices comprising the U.S.-Europe-Japan Basket or similar underlying.

PS-4	Stock Market Upturn Notessm

F inal Terms

Issuer:	Citigroup Funding Inc.
Security:	Stock Market Upturn Notessm Based Upon the U.S.-Europe-Japan Basket due February 4, 2009
Underlying Equity:	U.S.-Europe-Japan Basket
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the Notes are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest
Rating of the Issuer’s Obligations:	Aa1/AA (Moody’s/S&P) based upon the Citigroup guarantee; however, because the Notes are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest
Principal Protection:	None
Pricing Date:	July 25, 2007
Issue Date:	July 30, 2007
Valuation Date:	January 30, 2009
Maturity Date:	February 4, 2009
U.S.-Europe-Japan Basket:	A basket based on the weighted returns of three equity indices from the Pricing Date through the Valuation Date: Dow Jones Industrial Averagesm , the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock Averagesm. The Dow Jones Industrial Averagesm initially will compose 70% of the value of the U.S.-Europe-Japan Basket and the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock Averagesm initially will each compose 15% of the value of the U.S.-Europe-Japan Basket. The percentage of the value of the U.S.-Europe-Japan Basket represented by each index will vary over the term of the Notes.
Issue Price:	$10.00 per Note
Coupon:	None
Payment at Maturity:	For each $10 Note, $10 plus the Note Return Amount
Note Return Amount:

For each $10 Note:

(1) if the Equity Return Percentage is positive, $10 * Equity Return Percentage * 300%, provided, however, that the total amount payable at maturity, including principal, cannot exceed $11.90 per Note

(2) if the Equity Return Percentage is zero, $0

(3) if the Equity Return Percentage is negative, $10 *Equity Return Percentage, which will be negative

Equity Return Percentage:	The return on the U.S.-Europe-Japan Basket, expressed as a percentage, shall equal: Ending Value – Starting Value Starting Value
Starting Value:	$100
Ending Value:	The closing value of the Underlying Equity on the Valuation Date
Listing:	The Notes have been approved for listing on the American Stock Exchange under the symbol “SJP”, subject to official notice of issuance.
CUSIP Number:	17311G649
Calculation Agent:	Citigroup Global Markets Inc.

Commissions and Issue Price:		Per Note	Total
	Public Offering Price:	$10.00	$41,650,000
	Agent’s Discount:	$0.225	$937,125
	Proceeds to Citigroup Funding Inc:	$9.775	$40,712,875

Stock Market Upturn Notessm	PS-5

Benefits of the Notes

O

Leveraged Growth Potential.    If the Ending Value of the U.S.-Europe-Japan Basket is higher than the Starting Value, you will participate in three times such appreciation, subject to a maximum return on the Notes of 19.00% (approximately 12.67% per annum on a simple interest basis) over the term of the Notes.

O	Diversification. The Notes may provide a degree of diversification within the equity portion of an investor’s portfolio through exposure to the Underlying Equity.

Key Risk Factors

An investment in the Notes involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the Notes” section of the Stock Market Upturn Notessm product supplement and the “Risk Factors” section of the prospectus supplement related to this offering for a full description of risks.

O

Potential for Loss.    The amount you receive at maturity on the Notes will depend on the value of the Underlying Equity on the Valuation Date. If the value of the Underlying Equity on the Valuation Date is below the Starting Value, the amount you receive at maturity will be less than the amount of your initial investment in the Notes and could be zero, even if the value of the Underlying Equity exceeded the Starting Value at one or more times during the term of the Notes.

O

Appreciation Is Capped.    The maximum return on the Notes will be capped at 19.00% (approximately 12.67% per annum on a simple interest basis) even though you will be subject to the full risk of a decline in the value of the Underlying Equity. If the Ending Value of the Underlying Equity exceeds the Starting Value by an amount greater than the potential maximum return on the Notes, the Notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the Underlying Equity and is not subject to a maximum return or an investment directly in the stocks included in the Underlying Equity. Further, the Ending Value is determined without accounting for any changes in currency exchange rates for stocks included in the Underlying Equity that are not denominated in U.S. dollars. (See the examples under “What You Could Receive at Maturity—Hypothetical Examples” below).

O

No Periodic Payments.    You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Equity.

O

Potential for a Lower Comparable Yield.    The Notes do not pay any periodic interest. As a result, if the Ending Value of the Underlying Equity does not increase sufficiently from its Starting Value, the effective yield on the Notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O

Foreign Securities Markets.    Some of the stocks included in the Underlying Equity are listed on a foreign stock exchange. Investments in securities that are indexed to the value of foreign equity securities involve certain risks. The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in

PS-6	Stock Market Upturn Notessm

different ways than U.S. securities markets. There is generally less publicly available information about foreign companies than about U.S. companies, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer’s country as well as in other constituent countries in which such issuer does business. These factors (including the possibility that recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

O

Secondary Market May Not Be Liquid.    The Notes have been approved for listing on the American Stock Exchange under the symbol “SJP,” subject to official notice of issuance. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets intends to make a market in the Notes, it is not obligated to do so.

O

Resale Value of the Notes May be Lower Than Your Initial Investment.    Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Underlying Equity, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Equity, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than the amount of your initial investment if you sell your Notes prior to maturity.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of the stocks included in the Underlying Equity or other instruments, such as options, swaps or futures, based upon the stocks included in the Underlying Equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

O	Citigroup Inc.’s Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

C ertain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and should be read in conjunction with, the discussion contained in the Stock Market Upturn Notessm product supplement under “Certain United States Federal Income Tax Considerations.”

Stock Market Upturn Notessm	PS-7

All prospective investors should refer to the Stock Market Upturn Notessm product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the Notes.

The following discussion assumes that none of the companies included in the Dow Jones EURO STOXX 50 Index or the Nikkei 225 Stock Average is a passive foreign investment company for U.S. federal income tax purposes. Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning the Notes would differ significantly from the consequences described below.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a Note for U.S. federal income tax purposes as a cash-settled capped variable forward contract on the value of the Underlying Equity at maturity under which an amount equal to the purchase price of the Notes is treated as a non-interest-bearing cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the forward contract.

Under such treatment, at maturity or upon the sale of a Note, you generally will recognize gain or loss equal to the difference between the cash received and your tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if you have held the Notes for more than one year at the time of the disposition.

Due to the absence of authority as to the proper characterization of the Notes, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and under alternative treatments of the Notes, the timing and character of income from the Notes could differ substantially, resulting in less favorable U.S. federal income tax consequences to you. Under one alternative characterization, for example, you may be required to accrue income on a current basis with respect to the Notes.

Non-U.S. Holders

In the case of a holder of Notes that is not a U.S. person (a “Non-U.S. Holder”), any payments made with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements.

Any capital gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if:

O	Such gain is not effectively connected with a U.S. trade or business of such holder, and

O

In the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

D escription of the U.S.-Europe-Japan Basket

The U.S.-Europe-Japan Basket

General.    The U.S.-Europe-Japan Basket was established on the Pricing Date and will be calculated by Citigroup Global Markets, as calculation agent. The U.S.-Europe-Japan Basket represents the weighted returns of three equity indices from the Pricing Date through the Valuation Date: the Dow Jones Industrial Averagesm, the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Stock Averagesm .

PS-8	Stock Market Upturn Notessm

Each of the three indices included in the U.S.-Europe-Japan Basket were initially weighted as set forth below based on the value of each index on the Pricing Date, as determined by the calculation agent, to achieve a Starting Value of 100 for the U.S.-Europe-Japan Basket on that date:

Underlying Index	Percentage of Basket	Initial Index Value	Basket Composition Ratio
Dow Jones Industrial Average	70%	13,785.07	0.005078
Dow Jones EURO STOXX 50 Index	15%	4,360.90	0.003439
Nikkei 225 Stock Average	15%	17,858.42	0.000840

The value of the U.S.-Europe-Japan Basket on any index business day, including the Valuation Date, will equal the sum of the products of each index’s closing level and that index’s basket composition ratio.

Hypothetical Historical Data on the U.S.-Europe-Japan Basket.    The following table sets forth the hypothetical historical closing values of the U.S.-Europe-Japan Basket on the last index business day of each month, commencing on January 31, 2002 and ending on June 30, 2007. Each value was calculated as if the U.S.-Europe-Japan Basket had been created on January 4, 2002 with an initial value of 100. The U.S.-Europe-Japan Basket will actually be established on the Pricing Date with an initial value of 100. The hypothetical historical closing values set forth below in the table and graph below have not been reviewed or verified by Dow Jones, STOXX, NKS or any other independent third party.

Actual historical closing values of each component index were used to calculate the hypothetical historical closing values of the U.S.-Europe-Japan Basket. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the U.S.-Europe-Japan Basket on the Pricing Date or the future performance of the U.S.-Europe-Japan Basket. Any hypothetical historical upward or downward trend in the value of the U.S.-Europe-Japan Basket during any period set forth below is not an indication that the U.S.-Europe-Japan Basket is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	95.8870	75.2834	97.5838	99.0010	111.5948	126.5060
February	97.7923	73.7832	98.8064	101.6626	112.1850	124.0427
March	101.0528	73.5262	97.7772	99.7628	114.4655	124.5597
April	97.7512	77.7888	96.9397	95.4049	115.9585	130.7390
May	97.3995	81.1556	95.8128	99.0563	111.8206	135.3605
June	90.0229	83.3378	98.5984	98.5786	111.7956	134.1387
July	83.7822	86.0885	95.4875	102.0800	112.1394
August	83.0189	88.5520	95.1909	101.4559	114.8754
September	73.3998	86.7884	94.4136	104.2984	117.2460
October	79.1031	91.5509	94.3168	103.0398	120.7753
November	83.8428	91.0079	97.4799	107.7802	121.4971
December	78.0598	96.6566	101.1272	109.4049	124.9768

Stock Market Upturn Notessm	PS-9

The following graph sets forth the hypothetical historical closing values of U.S.-Europe-Japan Basket on each index business day commencing on January 4, 2002 and ending on July 25, 2007. Hypothetical past movements of the U.S.-Europe-Japan Basket are not indicative of future closing values.

D escription of the Dow Jones Industrial Averagesm

General

Unless otherwise stated, we have derived all information regarding the Dow Jones Industrial Average provided in this pricing supplement, including its composition, method of calculation and changes in components, from Dow Jones, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones Industrial Average at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Dow Jones Industrial Average.

The Dow Jones Industrial Average is a benchmark of performance for leading companies in the U.S. stock market. The index consists of 30 “blue-chip” U.S. stocks, although this has not always been the case. The index initially consisted of twelve common stocks and was first published in The Wall Street Journal in 1896. The index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the index have been changed on a relatively infrequent basis. The Dow Jones Industrial Average is a price-weighted index (i.e., the weight of an underlying stock in the index is based on its price per share rather than the total market capitalization of the issuer of such component stock) comprised of 30 common stocks chosen by the editors of The

PS-10	Stock Market Upturn Notessm

Wall Street Journal from companies outside of the transportation or utility business that are representative of the broad market of U.S. industry. The corporations represented in the Dow Jones Industrial Average tend to be leaders within their respective industries and their stocks are typically widely held by individuals and institutional investors. Changes in the composition of the index are made entirely by the editors of The Wall Street Journal without consultation with the corporations represented in the index, any stock exchange, any official agency or Citigroup Funding. Changes to the common stocks included in the index tend to be made infrequently. Historically, most substitutions have been the result of mergers, but from time to time, changes may be made to achieve what the editors of The Wall Street Journal deem to be a more accurate representation of the broad market of U.S. industry. In choosing a new corporation for the Dow Jones Industrial Average, the editors of The Wall Street Journal look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the index may be changed at any time for any reason. Dow Jones, publisher of The Wall Street Journal, is not affiliated with Citigroup Funding and has not participated in any way in the issuance of the Notes.

The value of the Dow Jones Industrial Average is the sum of the primary exchange prices of each of the 30 common stocks included in the index, divided by a divisor that is designed to provide meaningful continuity in the value of the index. Because the index is price-weighted, stock splits or changes in the component stocks could result in distortions in the index value. In order to prevent such distortions related to extrinsic factors, the divisor is changed in accordance with a mathematical formula that reflects adjusted proportions within the index. The current divisor of the index is published daily in The Wall Street Journal and other publications. In addition, other statistics based on the index may be found in a variety of publicly available sources.

THE DOW JONES INDUSTRIAL AVERAGE DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE PAYMENT ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

Historical Data on the Dow Jones Industrial Average

The following table sets forth the value of the Dow Jones Industrial Average at the end of each month in the period from January 2002 through June 2007. These historical data on the Dow Jones Industrial Average are not indicative of the future performance of the Dow Jones Industrial Average or what the value of the Notes may be. Any historical upward or downward trend in the value of the Dow Jones Industrial Average during any period set forth below is not an indication that the Dow Jones Industrial Average is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	9920.00	8053.81	10488.07	10489.94	10864.86	12621.69
February	10106.13	7891.08	10583.92	10766.23	10993.41	12268.63
March	10403.94	7992.13	10357.70	10503.76	11109.32	12354.35
April	9946.22	8480.09	10225.57	10192.51	11367.14	13062.91
May	9925.25	8850.26	10188.45	10467.48	11168.31	13627.64
June	9243.26	8985.44	10435.48	10274.97	11150.22	13408.62
July	8736.59	9233.80	10139.71	10640.91	11185.68
August	8663.50	9415.82	10173.92	10481.60	11381.15
September	7591.93	9275.06	10080.27	10568.70	11679.07
October	8397.03	9801.12	10027.47	10440.07	12080.73
November	8896.09	9782.46	10428.02	10805.87	12221.93
December	8341.63	10453.92	10783.01	10717.50	12463.15

Stock Market Upturn Notessm	PS-11

The closing value of the Dow Jones Industrial Average on July 25, 2007 was 13785.07.

The following graph illustrates the historical performance of the Dow Jones Industrial Average based on the closing value thereof on each Index Business Day from January 1, 2002 through July 25, 2007. Past movements of the index are not indicative of future index values.

License Agreement

Dow Jones and Citigroup Global Markets Limited, an affiliate of Citigroup Funding, have entered into a non-exclusive license agreement providing for the license to Citigroup Funding, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with certain securities, including the Notes.

The license agreement between Dow Jones and Citigroup Global Markets Limited provides that the following language must be stated in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones’ only relationship to Citigroup Funding Inc. and its affiliates is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial Average, which is determined, composed and calculated by Dow Jones without regard to Citigroup Funding or the Notes. Dow Jones has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the Dow Jones Industrial Average. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

PS-12	Stock Market Upturn Notessm

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND CITIGROUP FUNDING.”

Description of the Dow Jones EURO STOXX 50® Index

General

Unless otherwise stated, we have derived all information regarding the Dow Jones EURO STOXX 50® Index provided in this pricing supplement, including its composition, method of calculation and changes in components, from STOXX, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, STOXX. STOXX is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones EURO STOXX 50 Index at any time. None of Citigroup Inc., Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the Dow Jones EURO STOXX 50 Index.

STOXX, a joint venture between Deutsche Borse AG, Dow Jones & Company and the SWX Group, publishes the Dow Jones EURO STOXX 50 Index, a free-float capitalization-weighted index designed to provide a blue chip representation of 50 market sector leaders in Europe (Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom). Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial value of 1000 on December 31, 1991. The value of the Dow Jones EURO STOXX 50 Index is published in both Euros and U.S. Dollars. The Notes will be based on the value of the Dow Jones EURO STOXX 50 Index as calculated and published in Euros.

According to STOXX, as of June 29, 2007, the market capitalization of the 50 companies included in the Dow Jones EURO STOXX 50 Index ranged from a high of €136.55 billion to a low of €14.51 billion. The ten companies with the highest weighting in the Dow Jones EURO STOXX 50 Index represented 35.98% of the index, while the ten companies with the smallest weighting represented 8.79% of the index. The seven countries that are represented in the index account for the following approximate percentages: (1) France, 32.7%; (2) Germany, 26.0%; (3) Spain, 12.9%; (4) Netherlands, 12.2%; (5) Italy, 11.9%; (6) Finland, 3.5%; and (7) Ireland, 0.8%. The companies that are included in the Dow Jones EURO STOXX 50 Index are representative of the broad market in Europe and of a wide array of European industries including the following: automobile; food and beverage; banking; industrial; chemical; insurance; media; technology; energy; telecommunications and utilities.

Stock Market Upturn Notessm	PS-13

Computation of the Dow Jones EURO STOXX 50 Index

While STOXX currently employs the following methodology to calculate the Dow Jones EURO STOXX 50 Index, no assurance can be given that STOXX will not modify or change such methodology in a manner that may affect the amount, if any, payable to the beneficial owners of the Notes.

The 50 stocks comprising the Dow Jones EURO STOXX 50 Index are selected from among the components of the 18 market sector indices of the Dow Jones EURO STOXX, which represents the Eurozone portion of the Dow Jones EURO STOXX Total Market Index. The Dow Jones EURO STOXX 50 Index captures approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX, which in turn covers approximately 95% of the free-float market capitalization of the represented countries.

Within each of the 18 Dow Jones EURO STOXX market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks from each market sector index are added to the Dow Jones EURO STOXX 50 Index selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding Dow Jones EURO STOXX TMI Supersector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Lastly, any remaining stocks that are current Dow Jones EURO STOXX 50 Index components are added to the selection list. (In exceptional cases, the Supervisory Board may make additions and deletions to the selection list.)

All the stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as components of the Dow Jones EURO STOXX 50 Index. Any remaining current components of the Dow Jones EURO STOXX 50 Index ranked between 41 and 60 are also added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September of each year, using market data from the end of August of that year as the basis for the review process. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made entirely by STOXX without consultation with the companies represented in the Dow Jones EURO STOXX 50 Index. The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis, and change in the composition of the Dow Jones EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. In order to avoid distortions, changes in the index for dividends, stock splits, rights offerings, spin-offs, repurchases and the like are made on a quarterly basis, unless the number of outstanding shares of a component company changes by more than 10%, in which case the adjustment is made immediately. The underlying securities may be changed at any time for any reason.

Free-float market capitalization is the portion of a stock’s total market capitalization that is available for trading. No component’s weight is permitted to exceed 10% of the index’s total free-float market capitalization. The weights are reviewed quarterly. If any component stock

PS-14	Stock Market Upturn Notessm

exceeds 10% of the value of the index, STOXX will cap that stock’s representation in the index at 10%, which will be fixed until the next quarterly review.

Neither Dow Jones nor STOXX is under any obligation to continue the calculation and dissemination of the Dow Jones EURO STOXX 50 Index. The Notes are not sponsored, endorsed, sold or promoted by either Dow Jones or STOXX. No inference should be drawn from the information contained in this pricing supplement that either Dow Jones or STOXX makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Dow Jones EURO STOXX 50 Index to track general stock market performance. Neither Dow Jones nor STOXX has any obligation to take our needs or those of the holders of the Notes, the Securities or the Warrants into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50 Index. Dow Jones and STOXX are not responsible for, and have not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the basket return amount or any other market payable with respect to the Notes is set. Dow Jones and STOXX have no obligation or liability in connection with the administration, marketing or trading of the Notes.

Historical Data on the Dow Jones EURO STOXX 50 Index

The following table sets forth the value of the Dow Jones EURO STOXX 50 Index at the end of each month in the period from January 2002 through June 2007. These historical data on the Dow Jones EURO STOXX 50 Index are not indicative of the future performance of the Dow Jones EURO STOXX 50 Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Dow Jones EURO STOXX 50 Index during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	3670.26	2248.17	2839.13	2984.59	3691.41	4178.54
February	3624.74	2140.73	2893.18	3058.32	3774.51	4087.12
March	3784.05	2036.86	2787.49	3055.73	3853.74	4181.03
April	3574.23	2324.23	2787.48	2930.10	3839.90	4392.34
May	3425.79	2330.06	2749.62	3076.70	3637.17	4512.65
June	3133.39	2419.51	2811.08	3181.54	3648.92	4489.77
July	2685.79	2519.79	2720.05	3326.51	3691.87
August	2709.29	2556.71	2670.79	3263.78	3808.70
September	2204.39	2395.87	2726.30	3428.51	3899.41
October	2518.99	2575.04	2811.72	3320.15	4004.80
November	2656.85	2630.47	2876.39	3447.07	3987.23
December	2386.41	2760.66	2951.01	3578.93	4119.94

The closing value of the Dow Jones EURO STOXX 50 Index on July 25, 2007 was 4360.90.

Stock Market Upturn Notessm	PS-15

Historical Closing Values

The following graph illustrates the historical performance of the Dow Jones EURO STOXX 50 Index based on the closing value thereof on each Index Business Day from January 1, 2002 through July 25, 2007. Past movements of the index are not indicative of future index values.

License Agreement

STOXX, Dow Jones and an affiliate of Citigroup Funding have entered into a nonexclusive license agreement providing for the license to Citigroup Funding in exchange for a fee, of the right to use indices owned and published by STOXX and Dow Jones in connection with certain securities, including the Notes.

The license agreement provides that the following language must be stated in this pricing supplement.

“STOXX and Dow Jones have no relationship to Citigroup Funding, other than the licensing of the use of the Dow Jones EURO STOXX 50 Index and the related trademarks as the case may be for use in connection with the calculation of the Notes.

STOXX and Dow Jones do not:

O	sponsor, endorse, sell or promote the Notes;

O	make investment recommendations that any person invest in the Notes or any other securities;

O	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes;

O	have any responsibility or liability for the administration, management or marketing of the Notes; or

PS-16	Stock Market Upturn Notessm

O	consider the Notes or the owner of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN AND NEITHER STOXX NOR DOW JONES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN, NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER DOW JONES NOR STOXX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR STOXX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

The license agreement is solely for the benefit of Citigroup Funding and its affiliates, Dow Jones and STOXX and not for the benefit of the owners of the Notes or any other third parties.

Description of the Nikkei 225 Stock Averagesm

General

Unless otherwise stated, all information herein relating to the Nikkei 225 Stock Average has been derived from the Stock Market Indices Data Bank published by NKS and other publicly available sources. Such information reflects the policies of NKS as of August 31, 1998, as stated in such sources. Such policies are subject to change at the discretion of NKS. NKS is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Nikkei 225 Stock Average at any time. None of Citigroup Inc., Citigroup Funding Inc., Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of such information.

The Nikkei 225 Stock Average is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Stock Average is currently based on 225 highly capitalized component stocks trading on the TSE representing a broad cross-section of Japanese industries. All 225 component stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE.

Computation of the Nikkei 225 Stock Average

While NKS currently employs the following methodology to calculate the Nikkei 225 Stock Average, no assurance can be given that NKS will not modify or change such methodology in a manner that may affect the amount payable to beneficial owners of the Notes at maturity.

The Nikkei 225 Stock Average is a modified, price-weighted index (i.e., a component stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each component stock by the corresponding weighting factor for such component stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “divisor”). The divisor, initially set in 1949 at 225, was 24.293 as of April 3, 2007 and is subject

Stock Market Upturn Notessm	PS-17

to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant component stock, so that the share price of each component stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Stock Average are those reported by a primary market for the component stocks (currently the TSE). The level of the Nikkei 225 Stock Average is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Stock Average in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Stock Average is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Stock Average. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new divisor (i.e., the level of the Nikkei 225 Stock Average immediately after such change) will equal the level of the Nikkei 225 Stock Average immediately prior to the change.

Component stocks may be deleted or added by NKS. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the component stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. Upon deletion of a stock from the component stocks, NKS will select a suitable replacement for such deleted component stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NKS to be representative of a market may be added to the component stocks. In such a case, an existing component stock with low trading volume and not representative of a market will be deleted by NKS.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this pricing supplement that NKS makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take our needs or those of the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which any amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

PS-18	Stock Market Upturn Notessm

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. The TSE is a two-way, continuous, pure auction market. Trading hours are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal index business day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Stock Averagesm on such index business day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances. These include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. In general, any stocks listed on the TSE cannot be traded at a price outside of these limits, which are stated in terms of absolute amounts of Japanese yen, and not percentage, changes from the closing price of the stock on the previous day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for stock. Investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances including, for example, unusual trading activity in that stock. As a result, variations in the Nikkei 225 Stock Average may be limited by price limitations, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Stock Average which may, in turn, adversely affect the value of the Notes under certain circumstances.

Historical Data on the Nikkei 225 Stock Average

The following table sets forth the value of the Nikkei 225 Stock Average at the end of each month in the period from January 2002 through June 2007. These historical data on the Nikkei 225 Stock Average are not indicative of the future performance of the Nikkei 225 Stock Average or what the value of the Notes may be. Any historical upward or downward trend in the value of the Nikkei 225 Stock Average during any period set forth below is not an indication that the Nikkei 225 Stock Average is more or less likely to increase or decrease at any time during the term of the Notes.

	2002	2003	2004	2005	2006	2007
January	9997.80	8339.94	10783.61	11387.59	16649.82	17383.42
February	10587.83	8363.04	11041.92	11740.60	16205.43	17604.12
March	11024.94	7972.71	11715.39	11668.95	17059.66	17287.65
April	11492.54	7831.42	11761.79	11008.90	16906.23	17400.41
May	11763.70	8424.51	11236.37	11276.59	15467.33	17875.75
June	10621.84	9083.11	11858.87	11584.01	15505.18	18138.36
July	9877.94	9563.21	11325.78	11899.60	15456.81
August	9619.30	10343.55	11081.79	12413.60	16140.76
September	9383.29	10219.05	10823.57	13574.30	16127.58
October	8640.48	10559.59	10771.42	13606.50	16399.39
November	9215.56	10100.57	10899.25	14872.15	16274.33
December	8578.95	10676.64	11488.76	16111.43	17225.83

The closing value of the Nikkei 225 Stock Average on July 25, 2007 was 17858.42.

Stock Market Upturn Notessm	PS-19

Historical Closing Values

The following graph illustrates the historical performance of the Nikkei 225 Stock Average based on the closing value thereof on each Index Business Day from January 1, 2002 through July 25, 2007. Past movements of the index are not indicative of future index values.

License Agreement

The Nikkei 225 Stock Averagesm is the intellectual property of NKS. “Nikkei,” “Nikkei Stock Average,” “Nikkei Average” and “Nikkei 225” are the service marks of NKS. NKS reserves all the rights, including copyright, to the Nikkei 225 Stock Average.

NKS is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this pricing supplement that NKS makes any representation or warranty, implied or express, to us, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take our needs or those of the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which any amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NKS has entered into a license agreement providing Citigroup Funding a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by

PS-20	Stock Market Upturn Notessm

NKS in connection with the issuance of the Notes. The use of and reference to the Nikkei 225 Stock Average in connection with the Notes have been consented to by NKS, the publisher of the Nikkei 225 Stock Average.

NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Stock Average and is under no obligation to continue the calculation and dissemination of the Nikkei 225 Stock Average. The Notes are not sponsored, endorsed, sold or promoted by NKS. No inference should be drawn from the information contained in this pricing supplement that NKS makes any representation or warranty, implied or express, to Citigroup Funding, the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Nikkei 225 Stock Average to track general stock market performance. NKS has no obligation to take the needs of Citigroup Funding or the holders of the Notes into consideration in determining, composing or calculating the Nikkei 225 Stock Average. NKS is not responsible for, and has not participated in the determination of, the timing of, prices for, or quantities of, the Notes, the Securities or the Warrants to be issued or any other amount payable with respect to the Notes is set. NKS has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NKS disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 Stock Average or the manner in which such index is applied in determining any amount payable in respect of the Notes.

What You Could Receive at Maturity—Hypothetical Examples

The examples below show hypothetical amounts you could receive at maturity on the Notes for a range of Ending Values of the U.S.-Europe-Japan Basket. The examples of hypothetical amounts you could receive at maturity set forth below are intended to illustrate the effect of different Ending Values of the U.S.-Europe-Japan Basket on the amount you could receive on the Notes at maturity. All of the hypothetical examples are based on the following assumptions:

O Issue Price: $10.00 per Note O Maximum Return: 18.25% (12.17% per annum on a simple interest basis) O Starting Value: 100	O Annualized dividend yield of the stocks included in the U.S.-Europe-Japan Basket: 2.12% O Maturity: 1.5 years O Upside Participation Rate: 300%

Stock Market Upturn Notessm	PS-21

The following examples are for purposes of illustration only. The actual amount you receive at maturity will depend on the actual Return Amount, which, in turn, will depend on the actual Starting Value, Ending Value and maximum return.

Ending Value	Underlying Equity Return Percentage(1)	Total Return on Underlying Equity(2)	Total Return on Notes(3)	Per Annum Return on Notes(4)	Total Return Amount on Notes(5)	Maturity Payment per Note
0.00	-100.00%	-96.82%	-100.00%	-66.67%	-$10.00	$0.00
50.00	-50.00%	-46.82%	-50.00%	-33.33%	-$5.00	$5.00
75.00	-25.00%	-21.82%	-25.00%	-16.67%	-$2.50	$7.50
77.50	-22.50%	-19.32%	-22.50%	-15.00%	-$2.25	$7.75
80.00	-20.00%	-16.82%	-20.00%	-13.33%	-$2.00	$8.00
82.50	-17.50%	-14.32%	-17.50%	-11.67%	-$1.75	$8.25
85.00	-15.00%	-11.82%	-15.00%	-10.00%	-$1.50	$8.50
87.50	-12.50%	-9.32%	-12.50%	-8.33%	-$1.25	$8.75
90.00	-10.00%	-6.82%	-10.00%	-6.67%	-$1.00	$9.00
92.50	-7.50%	-4.32%	-7.50%	-5.00%	-$0.75	$9.25
95.00	-5.00%	-1.82%	-5.00%	-3.33%	-$0.50	$9.50
97.50	-2.50%	0.68%	-2.50%	-1.67%	-$0.25	$9.75
100.00	0.00%	3.18%	0.00%	0.00%	$0.00	$10.00
102.50	2.50%	5.68%	7.50%	5.00%	$0.75	$10.75
105.00	5.00%	8.18%	15.00%	10.00%	$1.50	$11.50
107.50	7.50%	10.68%	18.25%	12.17%	$1.83	$11.83
110.00	10.00%	13.18%	18.25%	12.17%	$1.83	$11.83
112.50	12.50%	15.68%	18.25%	12.17%	$1.83	$11.83
115.00	15.00%	18.18%	18.25%	12.17%	$1.83	$11.83
117.50	17.50%	20.68%	18.25%	12.17%	$1.83	$11.83
120.00	20.00%	23.18%	18.25%	12.17%	$1.83	$11.83
122.50	22.50%	25.68%	18.25%	12.17%	$1.83	$11.83
125.00	25.00%	28.18%	18.25%	12.17%	$1.83	$11.83
127.50	27.50%	30.68%	18.25%	12.17%	$1.83	$11.83
130.00	30.00%	33.18%	18.25%	12.17%	$1.83	$11.83
132.50	32.50%	35.68%	18.25%	12.17%	$1.83	$11.83
135.00	35.00%	38.18%	18.25%	12.17%	$1.83	$11.83
(1)	(Ending Value – Starting Value) / Starting Value
(2)	Assumes dividend yield on the Underlying Equity is compounded annually and not re-invested
(3)	The percentage return for the entire term of the Notes capped by the hypothetical 18.25% Maximum Return
(4)	Calculated on a simple interest basis
(5)	The dollar return for the entire term of the Notes capped by the hypothetical 18.25% Maximum Return

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

PS-22	Stock Market Upturn Notessm

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the Stock Market Upturn Notessm product supplement related to this offering for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $41,650,000 principal amount of Notes (4,165,000 Notes), any payments due on which are fully and unconditionally guaranteed by Citigroup. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth under “Final Terms” above and some of the Notes to certain dealers at the public offering price less a concession not to exceed $0.20 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.20 per Note on sales to certain other dealers. Sales may also be made through Citicorp Financial Services Corp., a broker-dealer affiliated with Citigroup Global Markets, acting as agent. Citicorp Financial Services Corp. will receive as remuneration a portion of the agent’s discount set forth under “Final Terms” above equal to $0.20 per Note for the Notes it sells. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Additional Considerations

If the closing value of any of the indices comprising the U.S.-Europe-Japan Basket is unavailable on the Valuation Date, the Calculation Agent may determine the closing value for the relevant index in accordance with the procedures applicable to an underlying equity that is an index set forth in the section “Description of the Notes — Determination of the Amount To Be Received at Maturity” in the Stock Market Upturn Notessm product supplement. In addition, if any of the indices comprising the U.S.-Europe-Japan Basket are discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Equity Index” in the Stock Market Upturn Notessm product supplement for more information.

In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 5.75% per annum on the unpaid amount due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Stock Market Upturn Notessm	PS-23

NOTES

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus, prospectus supplement and Stock Market Upturn NotesSM product supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Citigroup Funding Inc.

Medium-Term Notes, Series D

4,165,000 Stock Market Upturn NotesSM

Based Upon the

U.S.-Europe-Japan Basket

Due February 4, 2009

($10 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

July 25, 2007

(To Stock Market Upturn NotesSM Product Supplement Dated April 23, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

Stock Market Upturn NotesSM is a registered service mark of Citigroup Global Markets Inc.

© 2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. and its affiliates and are used and registered throughout the world.